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Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	Kevin C. Hake Vice President and Treasurer 732-747-7800	Brian A. Cheripka Assistant Director of Investor Relations 732-747-7800

HOVNANIAN ENTERPRISES REPORTS RECORD SECOND QUARTER
REVENUES, EARNINGS, DELIVERIES AND BACKLOG;
RAISES FISCAL 2004 EARNINGS PROJECTION

Highlights for the Second Quarter Ended April 30, 2004

  •
  Net earnings reached a record $1.06 per fully diluted share for the quarter, a 33% increase from $0.80 per fully diluted share in last year's second quarter. Hovnanian achieved record net earnings of $70.5 million for the quarter, and total revenues increased to $918.8 million.

  •
  93% of net earnings for the quarter were generated from the Company's organic operations, which exclude earnings from acquisitions closed since the beginning of the second quarter of fiscal 2003.

  •
  Earnings for the trailing twelve months ended April 30, 2004 represent a return on beginning equity (ROE) of 44.0% and an after tax return on beginning capital (ROC) of 24.8%.

  •
  Management is increasing its projection for full year fiscal 2004 earnings to exceed $5.00 per fully diluted share, representing more than a 27% increase from record earnings of $3.93 per fully diluted share in fiscal 2003.

  •
  EBITDA increased 36% to $139.4 million, covering interest 6.3 times for the second quarter. The Company's ratio of net recourse debt-to-capitalization at quarter end was 48.9%, after taking into consideration approximately $123 million of cash on the balance sheet.

  •
  The dollar value of net contracts for the second quarter grew 62% to $1.5 billion on 4,911 homes, compared to $912 million on 3,398 homes in the second quarter of fiscal 2003.

  •
  Contract backlog as of April 30, 2004 was 8,093 homes, with a sales value of $2.4 billion, up 69% from the sales value of homes in last year's second quarter backlog.

        RED BANK, NJ, June 2, 2004—Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, reported net income of $70.5 million, or $1.06 per fully diluted share, on $918.8 million in total revenue for the second quarter ended April 30, 2004. Last year's second quarter net income was $52.6 million, or $0.80 per fully diluted share, on total revenue of $679.8 million. In the second quarter, Hovnanian Enterprises completed a 2-for-1 stock split in the form of a 100% stock dividend. All earnings per share presentations have been restated to reflect the effect of the split.

        Net contracts increased 45% in the second quarter to 4,911 homes, from 3,398 homes in the second quarter of 2003. Net contracts for the second quarter of fiscal 2004 include 138 homes from unconsolidated joint ventures, compared to 9 homes during the same period in fiscal 2003. Deliveries in the second quarter of fiscal 2004 were 3,372 homes, which included 19 homes from unconsolidated joint ventures, with an aggregate sales value of $909.4 million. This compares to 2,507 homes delivered with an aggregate sales value of $668.7 million in the second quarter of fiscal 2003, including 11 home deliveries from unconsolidated joint ventures. Contract backlog increased to 8,093 homes, including 237 homes from unconsolidated joint ventures, compared to 5,318 homes, with 18 homes from unconsolidated joint ventures, in last year's second quarter.

        Consolidated earnings before interest expenses, income taxes, depreciation and amortization ("EBITDA") for the second quarter rose 36% to $139.4 million from $102.8 million in the second quarter of 2003. EBITDA covered the amount of interest incurred in the quarter by 6.3 times. Total selling, general and administrative expense, including corporate expense, as a percentage of total revenues decreased to 10.4% in the second quarter of 2004, a 30 basis point decline from 10.7% in the same period of fiscal 2003. Shareholders' equity grew 8% during the quarter to $970.2 million from $898.9 million at the end of the first quarter.

        For the six months ended April 30, 2004, revenue reached $1.7 billion, up 30% compared to $1.3 billion for the year earlier period. Net income for the first six months of fiscal 2004 increased to $128.2 million, or $1.93 per fully diluted share, compared to $97.3 million, or $1.48 per fully diluted share, in 2003. The dollar value of year-to-year net contracts during the six-month period increased by 62% and the number of home deliveries rose by 31%, including the impact of unconsolidated joint ventures.

Comments from Management

        "Once again we have delivered an excellent quarter for revenues and earnings," said Ara K. Hovnanian, President and Chief Executive Officer of the Company. "Many of our strategic growth initiatives continue to show signs of progress as we look to expand our businesses through a combination of organic growth and selective acquisitions. Our operations continue to be strong, as evidenced by our 34% year over year growth in second quarter earnings. At the same time, we continue to produce significant returns for our shareholders, with a return on beginning equity for the trailing twelve months of 44.0%," he said. "We are continuously seeking ways to improve our operational efficiency, reduce overall costs and identify new ways to create sustainable competitive advantages. As part of our commitment to capitalize on our increased size and geographic diversification, we plan to strengthen our brand identity by changing the name under which we operate in several markets to K. Hovnanian Homes. This is important as a strengthened brand identity is consistent with our focus on being a significant builder in each of our markets and will ultimately lead to greater advantages in terms of market share, land acquisition, pricing power and customer satisfaction," Mr. Hovnanian said.

        "While interest rates increased 50 basis points during the quarter, our net contracts increased 45%. Interest rates remain at a low absolute level relative to historical peaks, and we feel comfortable that the Federal Reserve will manage any increase in rates in a steady fashion as the economy gains strength," Mr. Hovnanian said. "We can't recall a time when the national economy was strengthening, as it is now, and housing didn't continue to perform well, despite a rising rate environment. Our market share gains, along with steady underlying demand for housing based on demographics and increasing constraints on the availability of new homes, continue to drive a healthy level of new home sales in most of our markets. Importantly, we did not exhibit the decline that was reported last week in national housing starts for April. Our net contracts during April were up 39% over the prior year. These market conditions, combined with our wide range of product offerings, including our focus on the active adult segment, will continue to create a healthy environment for home sales and will help us achieve our growth objectives for the next several years," Mr. Hovnanian continued.

        "Our 69% increase in the dollar value of our contract backlog at quarter-end gives us increased confidence that we will meet or exceed our earnings goal for fiscal 2004. We are increasing our projection for the current fiscal year to exceed $5.00 per fully diluted share, net of all non-cash charges and ongoing amortization of definite-life intangibles," Mr. Hovnanian stated. "This revised earnings projection represents in excess of a 27% increase from last year's record earnings of $3.93 per fully diluted share, and is on top of the 59% compounded growth in earnings that we have achieved over the past five years. Fiscal 2004 revenue is expected to climb more than 28% to $4.1 billion on deliveries of 14,400 homes," he concluded.

        "We continue to have ample liquidity on our balance sheet to meet our growth objectives for the future," said J. Larry Sorsby, Executive Vice President and Chief Financial Officer. "There was no outstanding balance on the Company's unsecured revolving credit facility at the end of the quarter, and we had approximately $123 million in cash," he stated. "Our ratio of net recourse debt-to-capitalization at April 30, 2004 was 48.9%. We anticipate that the Company's average net debt-to-capitalization ratio for fiscal 2004 will be at or below 50%, in line with our target. During the quarter, both Moody's Investor Service and Standard and Poor's increased the Company's ratings outlook from "Stable" to "Positive", validating the strength of our credit profile," Mr. Sorsby continued.

        "After the close of the second quarter, we redeemed all of our outstanding 9 1/8% Senior Notes due 2009, resulting in a $0.08 non-cash charge that will be taken in our fiscal third quarter," Mr. Sorsby said. "In addition, as a result of a decision that we made in May to change our Forecast Homes brand name in California to K. Hovnanian Homes, the Company expects to incur $0.15 per fully diluted share of additional amortization of intangibles in the third and fourth quarters of fiscal 2004. These additional charges will have a combined impact of $0.23 on our earnings per fully diluted share for fiscal 2004 and have been factored into our updated financial projections," he added. "Despite these additional charges this year, we expect our earnings to grow nearly 30% this year over last year's record results. Excluding these additional charges, our projected earnings for fiscal 2004 would exceed $5.23 per fully diluted share, over a 33% increase from our earnings per fully diluted share for fiscal 2003, and an increase of $0.48 over our previous projection of more than $4.75 per fully diluted share. And by amortizing the intangibles associated with the Forecast Homes name, we will eliminate $50 million of intangibles from our balance sheet. We plan to amortize about 80% of these intangibles over the next 18 months," he concluded.

In Closing

        "Our team of associates continues to put forth an outstanding effort in executing our business strategies," commented Mr. Hovnanian. "We remain focused on achieving our growth objectives and are confident that our actions have positioned us for long-term financial strength and a double digit increase in earnings in fiscal 2005," he concluded.

        Hovnanian Enterprises will webcast its second quarter earnings conference call at 11:00 a.m. E.D.T. tomorrow morning, June 3, 2004, hosted by Ara K. Hovnanian, President and Chief Executive Officer of the Company. The webcast can be accessed live through the "Investor Relations"' section of Hovnanian Enterprises' Web site at http://www.khov.com. For those who are not available to listen to the live webcast, an archive of the broadcast will be available under the "Webcast" section of the Investor News page on the Hovnanian Web site at http://www.khov.com. The archive will be available for 12 months.

        The Company has updated its summary projection for the fiscal year ending October 31, 2004. The summary projection is available on the Company Projection page of the "Investor Relations" section of the Company's website at http://www.khov.com.

        Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey. The Company is one of the nation's largest homebuilders with operations in Arizona, California, Florida, Maryland, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia. The Company's homes are marketed and sold under the trade names K. Hovnanian, Washington Homes, Goodman Homes, Matzel & Mumford, Diamond Homes, Westminster Homes, Fortis Homes, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Summit Homes, Great Western Homes and Windward Homes. As the developer of K. Hovnanian's Four Seasons communities, the Company is also one of the nation's largest builders of active adult homes.

        Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company's 2003 annual report, can be accessed through the Investors page of the Hovnanian Web site at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

Non-GAAP Financial Measures:

        EBITDA is not a generally accepted accounting principle (GAAP) financial measure. The most directly comparable GAAP financial measure is net income. The reconciliation of EBITDA to net income is presented in a table attached to this earnings release.

Note: All statements in this Press Release that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) weather conditions, (3) changes in market conditions, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the homebuilding process and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in and price fluctuations of raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) geopolitical risks, terrorist acts and other acts of war and (13) other factors described in detail in the Company's Form 10-K for the year ended October 31, 2003.

(Financial Tables Follow)

Hovnanian Enterprises, Inc.
April 30, 2004
Statements of Consolidated Income
(Dollars in Thousands, Except Per Share)

	Three Months Ended, April 30,		Six Months Ended, April 30,
	2004	2003	2004	2003
	(Unaudited)
Total Revenues	$918,808	$679,817	$1,694,023	$1,307,452
Costs and Expenses	806,651	595,389	1,489,171	1,151,888

Income Before Income Taxes	112,157	84,428	204,852	155,564
Provision for Taxes	41,685	31,860	76,669	58,235

Net Income	$70,472	$52,568	$128,183	$97,329

Per Share Data:
Basic:
Income per common share	$1.13	$0.84	$2.05	$1.56
Weighted Average Number of Common Shares Outstanding	62,608	62,286	62,473	62,512
Assuming Dilution:
Income per common share	$1.06	$0.80	$1.93	$1.48
Weighted Average Number of Common Shares Outstanding	66,408	65,522	66,393	65,888

Hovnanian Enterprises, Inc.
April 30, 2004
Homebuilding Gross Margin
(Dollars in Thousands)

	Homebuilding Gross Margin Three Months Ended April 30,		Homebuilding Gross Margin Six Months Ended April 30,
	2004	2003	2004	2003
	(Unaudited)
Sale of Homes	$900,943	$666,553	$1,658,216	$1,274,054
Cost of Sales	673,778	496,130	1,236,678	953,656

Homebuilding Gross Margin	$227,165	$170,423	$421,538	$320,398

Gross Margin Percentage	25.2%	25.6%	25.4%	25.1%
	Land Sales Gross Margin Three Months Ended April 30,		Land Sales Gross Margin Six Months Ended April 30,
	2004	2003	2004	2003
	(Unaudited)

Land and Lot Sales	$446	$1,298	$1,585	$9,750
Cost of Sales	328	1,089	1,363	6,741

Land and Lot Gross Margin	$118	$209	$222	$3,009

Hovnanian Enterprises, Inc.
April 30, 2004
Reconciliation of EBITDA to Net Income
(Dollars in Thousands)

	Three Months Ended April 30,		Six Months Ended April 30,
	2004	2003	2004	2003
	(Unaudited)
Net Income	70,472	52,568	128,183	97,329
Income Taxes	41,685	31,860	76,669	58,235
Interest expense	19,096	13,425	36,039	27,104

EBIT(1)	131,253	97,853	240,891	182,668
Depreciation	1,509	1,656	3,003	3,225
Amortization Debt Fees	1,302	316	1,765	637
Amortization of Intangibles	4,591	1,806	9,399	2,306
Other Amortization	791	1,156	1,833	2,323

EBITDA(2)	139,446	102,787	256,891	191,159

INTEREST INCURRED	22,204	15,305	43,791	30,425
EBITDA TO INTEREST INCURRED	6.28	6.72	5.87	6.28

(1)
EBIT is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income. EBIT represents earnings before interest expense and income taxes.

(2)
EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization.

Hovnanian Enterprises, Inc.
April 30, 2004
Interest Incurred, Expensed and Capitalized
(Dollars in Thousands)

	Three Months Ended April, 30		Six Months Ended April, 30
	2004	2003	2004	2003
	(Unaudited)
Interest Capitalized at Beginning of Period	$29,477	$23,600	$24,833	$22,159
Plus Interest Incurred	22,204	15,305	43,791	30,425
Less Interest Expensed	19,096	13,425	36,039	27,104

Interest Capitalized at End of Period	$32,585	$25,480	$32,585	$25,480

Hovnanian Enterprises, Inc.
April 30, 2004
Summary Financial Projection
(Dollars in Millions, Except Per Share or Where Noted)
(Unaudited)

	Fiscal Year 10/31/2001	Fiscal Year 10/31/2002	Fiscal Year 10/31/2003	Trailing 12 Mos. 4/30/2004		Projection Fiscal Year 10/31/2004*
Total Revenues ($ Billion)	$1.7	$2.6	$3.2	$3.4	>	$4.1
Income Before Income Taxes	$106.4	$225.7	$411.5	$439.2	>	$535.4
Pre-tax Margin	6.1%	8.8%	12.9%	12.8	%>	13.0%
Net Income	$63.7	$137.7	$257.4	$275.3	>	$333.0
Earnings Per Share (fully diluted)	$1.15	$2.14	$3.93	$4.19	>	$5.00

*
2004 Projection is based on two quarters of actual data and two quarters of projected results.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	April 30, 2004	October 31, 2003
	(unaudited)
ASSETS
Homebuilding:
Cash and cash equivalents	$122,856	$121,913

Inventories—At the lower of cost or fair value:
Sold and unsold homes and lots under development	1,537,880	1,184,907

Land and land options held for future development or sale	308,310	270,502

Consolidated Inventory Not Owned:
Specific performance options	33,978	56,082
Variable interest entities	260,329	100,327
Other options	36,368	48,226

Total Consolidated Inventory Not Owned	330,675	204,635

Total Inventories	2,176,865	1,660,044

Receivables, deposits, and notes	53,149	42,506

Property, plant, and equipment—net	32,614	26,263

Prepaid expenses and other assets	127,129	106,525

Goodwill and indefinite life intangibles	82,658	82,658

Definite life intangibles	81,269	56,978

Total Homebuilding	2,676,540	2,096,887

Financial Services:
Cash and cash equivalents	9,459	6,308
Mortgage loans held for sale	115,231	224,052
Other assets	5,030	3,945

Total Financial Services	129,720	234,305

Income Taxes Receivable—Including deferred tax benefits	29,044	1,179

Total Assets	$2,835,304	$2,332,371

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	April 30, 2004	October 31, 2003
	(unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
Homebuilding:
Nonrecourse land mortgages	$34,139	$43,795
Accounts payable and other liabilities	251,549	230,696
Customers' deposits	85,042	58,376
Liabilities from inventory not owned	61,568	94,780

Total Homebuilding	432,298	427,647

Financial Services:
Accounts payable and other liabilities	4,467	5,917
Mortgage warehouse line of credit	107,167	166,711

Total Financial Services	111,634	172,628

Notes Payable:
Term loan	—	115,000
Senior notes	752,444	387,166
Senior subordinated notes	300,000	300,000
Accrued interest	22,197	15,675

Total Notes Payable	1,074,641	817,841

Total Liabilities	1,618,573	1,418,116

Minority interest from inventory not owned	238,827	90,252

Minority interest from consolidated joint ventures	7,719	4,291

Stockholders' Equity:
Preferred Stock, $.01 par value-authorized 100,000 shares; none issued
Common Stock, Class A, $.01 par value-authorized 200,000,000 shares; issued 56,727,469 shares at April 30, 2004 and 56,036,116 shares at October 31, 2003 (including 10,293,302 shares at April 30, 2004 and 10,780,436 shares at October 31, 2003 held in Treasury)	567	560
Common Stock, Class B, $.01 par value (convertible to Class A at time of sale) authorized 30,000,000 shares; issued 15,386,367 shares at April 30, 2004 and 15,537,016 shares at October 31, 2003 (including 691,748 shares at April 30, 2004 and October 31, 2003 held in Treasury)	154	155
Paid in Capital	183,220	163,355
Retained Earnings	833,365	705,182
Treasury Stock—at cost	(47,121)	(49,540)

Total Stockholders' Equity	970,185	819,712

Total Liabilities and Stockholders' Equity	$2,835,304	$2,332,371

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Data)
(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2004	2003	2004	2003
Revenues:
Homebuilding:
Sale of homes	$900,943	$666,553	$1,658,216	$1,274,054
Land sales and other revenues	4,395	2,365	7,564	12,004

Total Homebuilding	905,338	668,918	1,665,780	1,286,058
Financial Services	13,470	10,899	28,243	21,394

Total Revenues	918,808	679,817	1,694,023	1,307,452

Expenses:
Homebuilding:
Cost of sales	674,106	497,219	1,238,041	960,397
Selling, general and administrative	80,512	59,598	152,305	113,899
Inventory impairment loss	734	1,326	792	1,484

Total Homebuilding	755,352	558,143	1,391,138	1,075,780
Financial Services	8,670	6,173	16,697	11,994
Corporate General and Administrative	14,694	13,464	29,218	28,048
Interest	19,096	13,425	36,039	27,104
Other Operations	4,248	2,378	6,680	6,656
Intangible Amortization	4,591	1,806	9,399	2,306

Total Expenses	806,651	595,389	1,489,171	1,151,888

Income Before Income Taxes	112,157	84,428	204,852	155,564

State and Federal Income Taxes:
State	6,416	3,335	12,656	6,435
Federal	35,269	28,525	64,013	51,800

Total Taxes	41,685	31,860	76,669	58,235

Net Income	$70,472	$52,568	$128,183	$97,329

Per Share Data:
Basic:
Income per common share	$1.13	$0.84	$2.05	$1.56
Weighted average number of common shares outstanding	62,608	62,286	62,473	62,512
Assuming dilution:
Income per common share	$1.06	$0.80	$1.93	$1.48
Weighted average number of common shares outstanding	66,408	65,522	66,393	65,888

HOVNANIAN ENTERPRISES, INC.
(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)

Communities Under Development
Six Months - 4/30/04

	Net Contracts Six Months Ended 30-Apr-04			Deliveries Six Months Ended 30-Apr-04			Contract Backlog 30-Apr-04
	2004	2003	% Change	2004	2003	% Change	2004	2003	% Change
Northeast Region
Homes	1,550	1,007	53.9%	1,309	893	46.6%	2,440	2,024	20.6%
Dollars	510,609	320,391	59.4%	400,528	284,918	40.6%	733,520	538,742	36.2%
Avg. Price	329,425	318,164	3.5%	305,980	319,057	(4.1)%	300,623	266,177	12.9%
Southeast Region
Homes	2,143	1,535	39.6%	1,774	1,244	42.6%	2,592	1,531	69.3%
Dollars	592,990	397,360	49.2%	444,547	314,282	41.4%	750,663	423,614	77.2%
Avg. Price	276,710	258,866	6.9%	250,590	252,638	(0.8)%	289,608	276,691	4.7%
Southwest Region
Homes	1,873	1,085	72.6%	1,608	879	82.9%	1,254	645	94.4%
Dollars	323,925	212,905	52.1%	282,378	179,429	57.4%	204,621	128,786	58.9%
Avg. Price	172,944	196,226	(11.9)%	175,608	204,129	(14.0)%	163,174	199,668	(18.3)%
West Region
Homes	2,340	1,901	23.1%	1,563	1,756	(11.0)%	1,570	1,100	42.7%
Dollars	832,706	546,086	52.5%	530,763	494,164	7.4%	587,174	336,741	74.4%
Avg. Price	355,857	287,262	23.9%	339,580	281,415	20.7%	373,996	306,128	22.2%
Other
Homes	N/A	2	N/A	N/A	9	N/A	N/A	N/A	N/A
Dollars	N/A	313	N/A	N/A	1,261	N/A	N/A	N/A	N/A
Avg. Price	N/A	156,500	N/A	N/A	140,111	N/A	N/A	N/A	N/A
Consolidated Total
Homes	7,906	5,530	43.0%	6,254	4,781	30.8%	7,856	5,300	48.2%
Dollars	2,260,230	1,477,055	53.0%	1,658,216	1,274,054	30.2%	2,275,978	1,427,883	59.4%
Avg. Price	285,888	267,099	7.0%	265,145	266,483	(0.5)%	289,712	269,412	7.5%
Unconsolidated Joint Ventures
Homes	230	16	1337.5%	29	21	38.1%	237	18	1216.7%
Dollars	135,786	3,248	4080.2%	11,310	4,173	171.0%	140,353	3,715	3678.2%
Avg. Price	590,372	203,019	190.8%	389,998	198,733	96.2%	592,208	206,381	186.9%
Total
Homes	8,136	5,546	46.7%	6,283	4,802	30.8%	8,093	5,318	52.2%
Dollars	2,396,016	1,480,303	61.9%	1,669,526	1,278,227	30.6%	2,416,331	1,431,598	68.8%
Avg. Price	294,496	266,914	10.3%	265,721	266,186	(0.2)%	298,571	269,199	10.9%
DELIVERIES INCLUDE EXTRAS

HOVNANIAN ENTERPRISES, INC.
(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)

Communities Under Development
Three Months - 4/30/04

	Net Contracts Three Months Ended 30-Apr-04			Deliveries Three Months Ended 30-Apr-04			Contract Backlog 30-Apr-04
	2004	2003	% Change	2004	2003	% Change	2004	2003	% Change
Northeast Region
Homes	919	639	43.8%	669	462	44.8%	2,440	2,024	20.6%
Dollars	307,127	204,944	49.9%	208,620	148,155	40.8%	733,520	538,741	36.2%
Avg. Price	334,197	320,726	4.2%	311,839	320,682	(2.8)%	300,623	266,176	12.9%
Southeast Region
Homes	1,276	949	34.5%	987	621	58.9%	2,592	1,531	69.3%
Dollars	351,922	248,323	41.7%	253,485	156,162	62.3%	750,663	423,615	77.2%
Avg. Price	275,801	261,668	5.4%	256,824	251,469	2.1%	289,608	276,692	4.7%
Southwest Region
Homes	1,150	732	57.1%	884	520	70.0%	1,254	645	94.4%
Dollars	202,748	143,978	40.8%	154,564	106,767	44.8%	204,621	128,786	58.9%
Avg. Price	176,303	196,691	(10.4)%	174,846	205,321	(14.8)%	163,174	199,668	(18.3)%
West Region
Homes	1,428	1,069	33.6%	813	893	(9.0)%	1,570	1,100	42.7%
Dollars	533,685	312,470	70.8%	284,274	255,469	11.3%	587,174	336,741	74.4%
Avg. Price	373,729	292,301	27.9%	349,661	286,080	22.2%	373,996	306,128	22.2%
Consolidated Total
Homes	4,773	3,389	40.8%	3,353	2,496	34.3%	7,856	5,300	48.2%
Dollars	1,395,482	909,715	53.4%	900,943	666,553	35.2%	2,275,978	1,427,883	59.4%
Avg. Price	292,370	268,432	8.9%	268,698	267,048	0.6%	289,712	269,412	7.5%
Unconsolidated Joint Ventures
Homes	138	9	N/A	19	11	N/A	237	18	N/A
Dollars	84,795	1,759	N/A	8,484	2,178	N/A	140,353	3,715	N/A
Avg. Price	614,454	195,450	N/A	446,547	197,986	N/A	592,208	206,381	N/A
Total
Homes	4,911	3,398	44.5%	3,372	2,507	34.5%	8,093	5,318	52.2%
Dollars	1,480,277	911,474	62.4%	909,427	668,731	36.0%	2,416,331	1,431,598	68.8%
Avg. Price	301,421	268,238	12.4%	269,700	266,745	1.1%	298,571	269,199	10.9%
DELIVERIES INCLUDE EXTRAS

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  Exhibit 99.1
HOVNANIAN ENTERPRISES REPORTS RECORD SECOND QUARTER REVENUES, EARNINGS, DELIVERIES AND BACKLOG; RAISES FISCAL 2004 EARNINGS PROJECTION
HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands)
HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands)
HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In Thousands Except Per Share Data) (Unaudited)